Exhibit 2

                   AGREEMENT AND PLAN OF MERGER

                                of

                   WIZZARD SOFTWARE CORPORATION
     (a Delaware corporation and the 96%-owned subsidiary corporation)

                          with and into

                   WIZZARD SOFTWARE CORPORATION
     (a Colorado corporation and the parent corporation)


          THIS AGREEMENT AND PLAN OF MERGER entered into this ____ day of ________, 2004, by and between WIZZARD SOFTWARE CORPORATION, a Colorado corporation ("Wizzard Colorado"), and WIZZARD SOFTWARE CORPORATION, a Delaware corporation and 96%-owned subsidiary of the former ("Wizzard Delaware").

                           WITNESSETH

          WHEREAS, Wizzard Delaware is a corporation which is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has, and will have as of the Effective Time (hereinafter defined), authorized capital stock consisting of 20,000,000 shares of common stock of a par value of one mill ($0.001) per share, of which 13,992,012 shares of common stock are issued and outstanding;

          WHEREAS, Wizzard Colorado is a corporation which is duly organized, validly existing and in good standing under of laws of the jurisdiction of its incorporation with the same directors and officers as that of Wizzard Delaware, and it has, and will have, as of the Effective Time (hereinafter defined), authorized capital stock consisting of 110,000,000 shares, divided into two classes: 100,000,000 shares of common stock of a par value of one mill ($0.001) per share; and 10,000,000 shares of preferred stock of a par value of one mill ($0.001) per share, of which 25,564,022 shares of common stock and no shares of preferred stock are issued and outstanding;

          WHEREAS, on February 7, 2001, the parties completed a Plan of Reorganization and Stock Exchange Agreement whereby Wizzard Delaware became a 96%-owned subsidiary of Wizzard Colorado (the "Plan"), and Wizzard Colorado is the holder of 13,404,836 of the 13,992,012 outstanding shares of Wizzard Delaware;

          WHEREAS, the parties to the Plan contemplated that Wizzard Colorado would promptly merge Wizzard Delaware into itself and issue 587,176 shares of its common stock to the remaining Wizzard Delaware stockholders in exchange for their Wizzard Delaware shares;

          WHEREAS, the parties believe that such a merger would be considered a tax-free exchange under 368(a)(1)(A) of the Internal Revenue Code, as amended;

          WHEREAS, the laws of the State of Delaware, specifically, 253(a) of the Delaware General Corporation Law, allow a domestic subsidiary corporation to merge with and into a foreign parent corporation;

          WHEREAS, the laws of the State of Colorado, specifically, 7-111-104 of the Colorado Revised Statutes, allow a foreign subsidiary corporation to merge with and into a domestic parent corporation;

          WHEREAS, the laws of the State of Delaware require approval of this type of merger transaction by a majority of the stockholders of Wizzard Delaware and whereas Delaware law further requires giving dissenters' rights of appraisal in this instance;

          WHEREAS, the laws of the State of Colorado require approval of this type of merger transaction by the Board of Directors of Wizzard Colorado;

          WHEREAS, the Boards of Directors of Wizzard Delaware and Wizzard Colorado have adopted resolutions declaring advisable the proposed merger of Wizzard Delaware with and into Wizzard Colorado upon the terms and conditions hereinafter set forth; and

          WHEREAS the Boards of Directors of both Wizzard Delaware and Wizzard Colorado have, by resolution, unanimously adopted and approved this Agreement and Plan of Merger and directed that it be submitted to each corporation's respective shareholders, all in accordance with the applicable laws of the State of Delaware as well as the State of Colorado;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and pursuant to applicable statutes, Wizzard Delaware and Wizzard Colorado hereby agree that Wizzard Delaware shall be merged with and into Wizzard Colorado and Wizzard Colorado shall be and become the "Surviving Corporation" in the manner herein provided, more specifically, as follows:

                           ARTICLE I
                           THE MERGER

     1.1 Merger. Subject to the conditions hereinafter set forth, at the Effective Time, as defined in Section 4.3 hereof, Wizzard Delaware shall be merged with and into Wizzard Colorado, which is the holder of 96% of the outstanding voting securities of the former. Wizzard Colorado shall be the surviving corporation. The corporate existence of Wizzard Colorado, with all its purposes, powers, and objects shall continue unaffected and unimpaired by the merger, and Wizzard Colorado, as it shall be constituted after the Effective Time, will be and is herein called the "Surviving Corporation." The separate corporate existence of Wizzard Delaware shall cease at the Effective Time, and thereupon Wizzard Delaware and Wizzard Colorado shall be a single corporation which shall be Wizzard Colorado, and which shall be and continue as a Colorado corporation subject to and governed by the laws of the State of Colorado.

     1.2 Rights and Property of Surviving Corporation. From and after the Effective Time, Wizzard Colorado, as the Surviving Corporation, shall continue to possess all of the rights, privileges, powers, franchises and licenses and all of the interests in and to every type of property (real, personal and mixed) and choses in action possessed by Wizzard Colorado immediately prior to the Effective Time and without further act or deed shall succeed to and possess all of the rights, privileges, powers, franchises and licenses and all of the interests in and to every type of property (real, personal and mixed) and choses in action possessed by Wizzard Delaware immediately prior to the Effective Time, in the same manner and to the same extent as if such rights, privileges, powers, franchises, licenses and interests were held or enjoyed by Wizzard Colorado immediately prior to the Effective Time.

     1.3  Liabilities and Obligations of Surviving Corporation.   From and
after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all of the restrictions, disabilities and duties of Wizzard Delaware; and all the rights, privileges, powers and franchises of Wizzard Delaware, and all property, real, personal and mixed, and all debts due to Wizzard Delaware on whatever account, as well for stock subscriptions as all other things in action or belonging to Wizzard Delaware shall belong to and become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they were of Wizzard Delaware, and the title to any real estate or other property vested by deed or otherwise in Wizzard Delaware shall not revert or be in any way impaired by reason of this Plan; but all rights of creditors and all liens upon any property of Wizzard Delaware shall be preserved unimpaired, and all debts, liabilities and duties of Wizzard Delaware shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Specifically, but not by way of limitation, any action or proceeding whether civil, criminal or administrative, pending by or against Wizzard Delaware, shall be prosecuted as if this Plan had not taken place, or the Surviving Corporation may be substituted in any such action or proceeding.

     From and after the Effective Time, Wizzard Colorado, as the Surviving Corporation, shall continue to be subject to all of the debts, liabilities, restrictions, disabilities and duties to which Wizzard Delaware was subject immediately prior to the Effective Time and Wizzard Colorado shall otherwise be and become subject to all of the debts, liabilities, restrictions, disabilities and duties to which Wizzard Delaware was subject immediately prior to the Effective Time in the same manner as if Wizzard Colorado had itself incurred them. All rights of creditors and liens or encumbrances of any kind upon any of the property of Wizzard Delaware shall be preserved unimpaired and the same shall inhere in and become those of Wizzard Colorado. The effect of the merger shall be that effect provided for in 259 of the Delaware General Corporation Law titled Status, rights, liabilities, of constituent and surviving or resulting corporations following merger or consolidation, and 7-111-106 of the Colorado Revised Statutes titled Effect of merger or share exchange.

     All corporate acts, plans, policies, contracts, approvals and authorizations of Wizzard Delaware and its stockholders, board of directors, committees, elected or appointed by the Board of Directors, officers and agents, which were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to Wizzard Delaware.

     1.4 Books and Records. The assets, liabilities, reserves and accounts of Wizzard Delaware shall be recorded on the books of the Surviving Corporation at the amounts at which they, respectively, shall then be carried on the books of Wizzard Delaware, subject to such adjustments or eliminations of intercompany items as may be appropriate in giving effect to the Plan.

     1.5 Rights of Stockholders. Stockholders of both corporations shall be afforded all rights, privileges and obligations contained within the Delaware General Corporation Law and the Colorado Revised Statutes as such laws relate to a merger between a parent corporation and its subsidiary and when the subsidiary is to become the Survivor.

     1.6 Further Actions or Assurances. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignment, assurances in law or any other things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property or right of Wizzard Delaware acquired or to be acquired by reason of, or as a result of, the merger, Wizzard Delaware and its proper officers and directors will execute and deliver all such proper deeds, assignments and assurances required by law and do all things necessary and proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the intent and purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are and will be fully authorized in the name of Wizzard Delaware or otherwise to take any and all such actions.

                           ARTICLE II
               ARTICLES OF INCORPORATION; BYLAWS;
                  BOARD OF DIRECTORS; OFFICERS

     2.1 Articles of Incorporation. The Articles of Incorporation of Wizzard Colorado as in effect at the Effective Time shall become the Articles of Incorporation of the Surviving Corporation until the same shall be amended as provided by law.

     2.2 Bylaws. The Bylaws of Wizzard Colorado as in effect at the Effective Time shall become the Bylaws of the Surviving Corporation until the same shall thereafter be altered, amended or repealed as provided by law.

     2.3 Directors and Officers. From and after the Effective Time, the directors and officers of Wizzard Colorado shall continue to serve as the directors and officers of the Surviving Corporation, each to serve until his or her respective successor shall have been duly elected and qualified.

                          ARTICLE III
                      CONVERSION OF SHARES

     3.1 Conversion of Shares. With the exception of the 13,404,836 shares held by Wizzard Colorado, each one (1) share of Common Stock of Wizzard Delaware outstanding immediately prior to the Effective Time shall thereupon automatically and without any further act on the part of the holders thereof, be converted and convertible, at the Effective Time, into and become one (1) share of Wizzard Colorado Common Stock. Accordingly, at and upon the Effective Time, with the exception of Wizzard Colorado, every stockholder of Wizzard Delaware shall be entitled to one (1) share of Wizzard Colorado for each one (1) share of Wizzard Delaware he or she owns, the result of which shall be, upon the Effective Time, that Wizzard Colorado shall have 26,151,198 shares of common capital shares issued and outstanding, taking into account the 25,564,022 shares issued and outstanding immediately prior to the closing of the Plan and the 587,176 shares to be issued to the Wizzard Delaware stockholders as provided herein.

     3.2 Exchange of Certificates. After the Effective Time, all holders of shares of Wizzard Delaware Common Stock shall promptly surrender them to Wizzard Colorado's duly appointed transfer agent, Interwest Transfer Company, Inc., 1981 East Murray-Holladay Road, Holladay, Utah 84117, in such a manner as Wizzard Colorado shall legally require, with all such shares to be canceled on the books and records of Wizzard Delaware. Those shareholders submitting shares for transfer and registration shall be required to pay all charges therefor on his, her or its own. Upon receipt of said share certificate(s), Wizzard Colorado's transfer agent shall issue, in exchange therefor, a certificate or certificates for shares of Wizzard Colorado Common Stock representing the number of shares of such stock to which such holder shall be entitled as hereinabove set forth.

     3.3 Registration of Shares. Immediately following the Effective Time, the Company shall file with the Securities and Exchange Commission a Registration Statement on Form S-4 to register all shares of Wizzard Colorado Common Stock to be issued hereunder.

                            ARTICLE IV
                      CONSUMMATION OF MERGER

     4.1 Filing of Merger Documents. Subject to the terms and conditions hereof, as soon as practicable, Wizzard Colorado and Wizzard Delaware shall execute and file all such certificates and other documents relating to the merger as are required to be filed under the laws of the States of Delaware and Colorado to effectuate the merger, and shall promptly take all such other action necessary to fully and completely effectuate the merger.

     4.2 Required Vote. The vote for approval of the principal terms of the merger contemplated by this Agreement shall be by vote of the Board of Directors of Wizzard Colorado as the holder of 96% of the issued and outstanding shares of common stock of Wizzard Delaware. Approval of the stockholders of Wizzard Colorado is not required under Colorado law. Stockholders of Wizzard Delaware shall be given such written notice as required by law.

     4.3 Effective Time. As contemplated under both Delaware and Colorado law, the merger shall become effective 10 days after the date that Wizzard Colorado mails a copy or summary of the Plan to each Wizzard Delaware stockholder who does not waive such mailing requirement.

     4.4 Termination. Any party may terminate this Agreement at any time prior to the filing of the Articles of Merger with the Secretary of State of the State of Colorado, notwithstanding prior approval by the shareholders of either party.

     4.5 Modification of Amendment of Agreement. At any time prior to the Effective Time, the parties hereto may, by written agreement approved by their respective Boards of Directors, amend, modify or waive compliance with any of the conditions, covenants or provisions of this Agreement.

     4.6 Principal Offices After Consummation of the Merger. An office of the Surviving Corporation shall be maintained at the following: 5001 Baum Boulevard, Suite 770, Pittsburgh, Pennsylvania 15213, phone number 412-621-0902, fax number 412-621-2625.

     4.7 Dissenter's Rights of Appraisal. The Surviving Corporation shall provide notice of dissenter's rights to the Wizzard Delaware stockholders in accordance with the requirements of the Delaware General Corporation Law

                           ARTICLE V
                         MISCELLANEOUS

     5.1 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which collectively shall constitute but one and the same instrument.

     5.2 Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and are not intended and shall not be considered for any purpose in construing this Agreement.

     5.3 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the States of Delaware and Colorado.

     5.4 Integration. This Agreement and Plan constitutes the complete agreement and understanding between the parties hereto and supersedes any prior or contemporaneous understandings of any kind or nature and may only be modified in a writing duly subscribed by both parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.




                              WIZZARD SOFTWARE CORPORATION,
                              a Delaware corporation


                              By/s/Christopher J. Spencer
                                 Christopher J. Spencer,  President
Attest:

/s/Armen Geronian
Armen Geronian, Secretary

                              WIZZARD SOFTWARE CORPORATION,
                              a Colorado corporation


                              By/s/Christopher J. Spencer
                                 Christopher J. Spencer, President



Attest:


/s/Armen Geronian
Armen Geronian, Secretary